    AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON AUGUST 4, 1999.


                                                      REGISTRATION NO. 333-82871
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549
                      ------------------------------------


                                AMENDMENT NO. 3

                                       TO

                                    Form F-1
                             REGISTRATION STATEMENT
                                   UNDER THE
                             SECURITIES ACT OF 1933
                      ------------------------------------

                              Pivotal Corporation
             (Exact name of registrant as specified in its charter)

     BRITISH COLUMBIA, CANADA                     7372                          NOT APPLICABLE
    (State or jurisdiction of         (Primary Standard Industrial             (I.R.S. Employer
  incorporation or organization)      Classification Code Number)            Identification No.)

                               NORMAN B. FRANCIS
                               VINCENT D. MIFSUD
  300 - 224 WEST ESPLANADE, NORTH VANCOUVER, BRITISH COLUMBIA, CANADA V7M 3M6
                                 (604) 988-9982
  (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)
                             CT CORPORATION SYSTEM
                                 1633 BROADWAY
                            NEW YORK, NEW YORK 10019
                                 (212) 664-1666
(Name, address, including zip code, and telephone number, including area code of agent for service)
                      ------------------------------------

                                   COPIES TO:

    CHRISTOPHER J. BARRY           ALBERT J. HUDEC              GAVIN B. GROVER            CHRISTOPHER A. HEWAT
  BRIGID CONYBEARE BRITTON         ROBERT B. SWIFT           PETER E. WILLIAMS III         GEOFFREY S. BELSHER
    DORSEY & WHITNEY LLP           DAVIS & COMPANY          MORRISON & FOERSTER LLP      BLAKE, CASSELS & GRAYDON
 U.S. BANK BUILDING CENTRE,    2800-666 BURRARD STREET         425 MARKET STREET       BOX 25, COMMERCE COURT WEST
         SUITE 4200          VANCOUVER, BRITISH COLUMBIA   SAN FRANCISCO, CALIFORNIA         TORONTO, ONTARIO
     1420 FIFTH AVENUE              CANADA V6C 2Z7                 94105-2482                 CANADA M5L 1A9
 SEATTLE, WASHINGTON 98101          (604) 687-9444               (415) 268-7000               (416) 863-2400
       (206) 903-8800

                      ------------------------------------

        APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC:
   As soon as practicable after the Registration Statement becomes effective.

     If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act, check the following box. [ ]

     If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

     If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

     If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

     If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]
                      ------------------------------------

     THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(a) MAY DETERMINE.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 13.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

     The table below lists the fees and expenses, other than underwriting discounts and commissions, which the registrant will pay in connection with the offering described in this registration statement. All the expenses are estimates, except for the Securities and Exchange Commission registration fee, the Nasdaq National Market listing fee and the NASD filing fee.

                                                                     AMOUNT
                                                                    --------
    Securities and Exchange Commission registration fee.........    $ 15,665
    NASD filing fee.............................................       5,733
    Nasdaq National Market listing fee..........................      95,000
    Legal fees and expenses.....................................     490,000
    Accounting fees and expenses................................     160,000
    Printing and engraving expenses.............................     160,000
    Transfer agent and registrar fees...........................       3,500
    Miscellaneous expenses......................................      10,102
                                                                    --------
         Total..................................................    $940,000
                                                                    ========

ITEM 14.  INDEMNIFICATION OF DIRECTORS AND OFFICERS.

     Under the British Columbia Company Act we may, if we obtain court approval, indemnify our directors and officers and former directors and officers and current and former directors and officers of our subsidiaries against costs and expenses, including amounts paid to settle an action or satisfy a judgment in a civil, criminal or administrative action or proceeding to which they are made parties because they have been directors or officers, including an action brought by us. Indemnification of a director or officer under the British Columbia Company Act is possible only if it is shown that the director or officer acted honestly and in good faith with a view to our best interests, and in the case of a criminal or administrative action or proceeding the director or officer had reasonable grounds for believing that his conduct was lawful.

     Our articles require us, if we obtain court approval, to indemnify our current and former directors. Under our articles we may, if we obtain court approval, indemnify our subsidiaries' current and former directors and our and our subsidiaries' current and former officers, employees and agents. Our articles also provide that, to the fullest extent permitted by the British Columbia Company Act:

     -  the rights conferred in the articles are not exclusive; and

     - we are authorized to purchase and maintain insurance on behalf of our and our subsidiaries' current and past directors, officers, employees and agents against any liability incurred by them in their duties.

     Our board of directors has authorized us to enter into indemnity agreements with each of our directors and officers and the directors and officers of our subsidiaries. We are currently in the process of entering into indemnity agreements with each of our directors and officers and the directors and officers of our subsidiaries. The indemnity agreements call for us to indemnify the director or officer against all liabilities in connection with any claim arising out of the individual's status or service as a director or officer of Pivotal, or our subsidiaries, other than liabilities arising from gross negligence or willful misconduct. These agreements also call for us to advance expenses incurred by the individual in connection with any action with respect to which the individual may be entitled to indemnification by Pivotal.

     The British Columbia Company Act currently requires us to obtain the approval of a court before we indemnify directors or officers. Under proposed legislation now before the British Columbia legislature, this requirement will be removed.

     Currently, there is no pending litigation or proceeding involving a current or past director, officer or employee regarding which indemnification is sought, nor are we aware of any threatened litigation that may result in claims for indemnification.

     We maintain directors and officers liability insurance with an annual aggregate coverage limit of Cdn.$5 million.

     Insofar as indemnification for liabilities arising under the U.S. Securities Act may be permitted for directors, officers or persons controlling Pivotal pursuant to the foregoing provisions, Pivotal has been informed that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

ITEM 15.  RECENT SALES OF UNREGISTERED SECURITIES.

     Since May 31, 1996, the registrant has issued and sold unregistered securities as follows:

     1. Pivotal granted stock options to purchase 1,816,021 common shares at exercise prices ranging from Cdn.$0.12 to Cdn.$15.55 per share to employees, directors and consultants pursuant to its incentive stock option plan. These options and common shares issuable upon their exercise are not required to be registered by virtue of Rule 903 of Regulation S with respect to optionees outside the United States and Rule 701 with respect to optionees in the United States. After the completion of the offering, Pivotal plans to file a registration statement on Form S-8 with respect to its stock option plan and stock purchase plan.

     2. Pivotal issued and sold an aggregate of 555,051 common shares to employees, directors and consultants for aggregate consideration of Cdn.$129,945 pursuant to exercises of options granted under its incentive stock option plan. These shares were either exempt from registration pursuant to Rule 701 under the Securities Act or were not required to be registered by virtue of Regulation S thereunder.

     3. In November 1996 Pivotal issued and sold 4,000,000 Class E preferred shares for an aggregate purchase price of $5,400,000 to a group of seven institutional accredited investors and one sophisticated individual accredited investor pursuant to a share subscription and purchase agreement. This sale was exempt from registration pursuant to section 4(2) under the Securities Act.

     4. In December 1998 and January 1999 Pivotal issued 476,786 Class B common shares to 22 of its existing shareholders in exchange for 476,786 Class A common shares. No other consideration was paid by the holders of the securities and no commission or other remuneration was paid for soliciting exchanges. These shares were exempt from registration pursuant to section 3(a)(9) of the Securities Act or were not required to be registered by virtue of Regulation S thereunder.

     5. In January 1999 Pivotal issued and sold 1,288,246 Class F preferred shares for an aggregate purchase price of $8,000,000 to a group of five institutional accredited investors pursuant to a share subscription and purchase agreement. This sale was exempt from registration pursuant to section 4(2) under the Securities Act.

     6. Prior to the closing Pivotal is effecting a recapitalization pursuant to which the following will take place:

        (i) Class A common shares will be redesignated as common shares in June 1999,

        (ii) Pivotal will authorize 20,000,000 new undesignated preferred shares in June 1999,

        (iii) all holders of Class B common shares will exchange their shares for common shares prior to the effectiveness of the registration statement, and

        (iv) immediately prior to the effectiveness of the registration statement (and after the exchange of the Class B common shares) all of Pivotal's convertible preferred shares will convert automatically to common shares.

        In the recapitalization no other consideration is being paid by the holders of the securities and no commission or other remuneration is being paid to solicit conversions or exchanges. The issuance of the common shares is exempt from registration pursuant to section 3(a)(9) under the Securities Act.

ITEM 16.  EXHIBITS AND FINANCIAL STATEMENT SCHEDULES.

(a) Exhibits


EXHIBIT NO.                           DESCRIPTION
-----------                           -----------
     1.1      Form of Underwriting Agreement*
     3.1      Memorandum and Articles*
     3.2      Form of Memorandum and Articles of the Registrant to be
              effective at closing of this offering*
     4.1      Specimen of Common Share certificate*
     4.2      Registration Rights (included in Exhibit 10.15)*
     5.1      Opinion of Davis & Company
    10.1      Amended and Restated Incentive Stock Option Plan dated as of
              January 28, 1999*
    10.2      Form of Amended and Restated Incentive Stock Option Plan to
              be effective at closing of this offering*
    10.3      Employee Share Purchase Plan*
    10.4      Lease dated as of July 18, 1997 between Sodican (B.C.) Inc.
              and the Registrant for premises located in North Vancouver,
              B.C.*
    10.5      Lease dated as of May 26, 1998 between Novo Esplanade Ltd.
              and the Registrant for premises located in North Vancouver,
              B.C.*
    10.6      Lease(1) dated as of December 14, 1998 between B.C. Rail
              Ltd. and the Registrant for premises located in North
              Vancouver, B.C.*
    10.7      Lease(2) dated as of December 14, 1998, between B.C. Rail
              Ltd. and the Registrant with respect to premises located in
              North Vancouver, B.C.*
    10.8      Lease dated as of December 11, 1998 between Yarrow Bay
              Office III Limited Partnership and the Registrant with
              respect to premises located in Kirkland, Washington*
    10.9      Lease dated as of March 12, 1999 between Erachange Limited and the Registrant for premises located in London, England*
    10.10     Lease dated as of April 19, 1999 between Massachusetts
              Mutual Life Insurance Company and the Registrant for
              premises located in Des Plaines, Illinois*
  **10.11     Letter agreement dated November 21, 1997 between the
              Registrant and Robert A. Runge granting an option to
              purchase 250,000 common shares*
  **10.12     Letter agreement dated November 2, 1997 between the
              Registrant and Glenn S. Hasen granting an option to purchase
              136,000 common shares*
    10.13     Class F Preferred Share Subscription and Purchase Agreement
              dated January 15, 1999, with respect to Class F Preferred
              Shares*
    10.14     Shareholders' Agreement dated January 15, 1999*
    10.15     Investors' Rights Agreement dated January 15, 1999*
    10.16     Form of Share Purchase Agreement with respect to the
              issuance of Class B common shares*
    10.17     Form of Share Purchase Agreement with respect to the
              issuance of common shares in exchange for Class B common
              shares*
    10.18     Form of Lock-up Agreement*
    10.19     Canadian Imperial Bank of Commerce $2,000,000 Committed
              Installment Loan dated March 18, 1998*
    10.20     Canadian Imperial Bank of Commerce $3,000,000 Operating Line
              of Credit dated March 18, 1998*
    10.21     Security Agreement with Canadian Imperial Bank of Commerce dated for reference April 15, 1998*
    10.22     Contract Relative to Special Security under the Bank Act
              between Canadian Imperial Bank of Commerce and the
              Registrant dated April 30, 1998*

EXHIBIT NO.                           DESCRIPTION
-----------                           -----------
    10.23     Canadian Imperial Bank of Commerce Schedule -- Standard
              Credit Terms dated March 18, 1998*
    10.24     Canadian Imperial Bank of Commerce Schedule -- Standard
              Credit Terms dated March 18, 1998*
    10.25     Form of Indemnity Agreement between the Registrant and
              directors and officers of the Registrant*
    21.1      Subsidiaries of the Registrant*
    23.1      Consent of Deloitte & Touche LLP*
    23.2      Consent of KPMG Peat Marwick LLP*
    23.3      Consent of Davis & Company (included in Exhibit 5.1)
    24.1      Powers of Attorney (included on signature page)*


---------------
** Indicates management contract.

 * Previously filed.

(B) FINANCIAL STATEMENT SCHEDULES

     The financial statement schedules are omitted because they are inapplicable or the requested information is shown in our consolidated financial statements, and related notes.

ITEM 17.  UNDERTAKINGS.

     (1) The undersigned registrant hereby undertakes to provide to the underwriter at the closing specified in the underwriting agreement, certificates in such denominations and registered in such names as required by the underwriter to permit prompt delivery to each purchaser.

     (2) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

     (3) The undersigned registrant hereby undertakes that:

     (a) For purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be a part of this registration statement as of the time it was declared effective; and

     (b) For the purposes of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                   SIGNATURES


     Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing of Form F-1 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Vancouver, British Columbia, Canada, on August 4, 1999.


                                          PIVOTAL CORPORATION

                                          By: /s/ NORMAN B. FRANCIS
                                            ------------------------------------
                                              Norman B. Francis
                                              President, Chief Executive Officer
                                              and Director

     Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement has been signed by the following persons in the capacities and on the dates indicated.


                     SIGNATURE                                     TITLE                      DATE
                     ---------                                     -----                      ----

/s/ NORMAN B. FRANCIS                                President, Chief Executive Officer  August 4, 1999
---------------------------------------------------  and Director
Norman B. Francis

*                                                    Chief Financial Officer and Vice    August 4, 1999
---------------------------------------------------  President, Operations
Vincent D. Mifsud

*                                                    Chief Technical Officer and         August 4, 1999
---------------------------------------------------  Director
Keith R. Wales

*                                                    Director                            August 4, 1999
---------------------------------------------------
Jeremy A. Jaech

*                                                    Director                            August 4, 1999
---------------------------------------------------
Roger S. Siboni

                                                     Director
---------------------------------------------------
Douglas J. Mackenzie

*                                                    Director                            August 4, 1999
---------------------------------------------------
Robert J. Louis

*                                                    Director                            August 4, 1999
---------------------------------------------------
Donald A. Mattrick


By: /s/ NORMAN B. FRANCIS
    --------------------------------------------------
    Norman B. Francis
    Attorney-in-fact

                           AUTHORIZED REPRESENTATIVE


     Pursuant to the requirements of Section 6(a) of the Securities Act of 1933, as amended, the undersigned has signed this Registration Statement solely in the capacity of the duly authorized representative of Pivotal Corporation in the United States, on August 4, 1999.


                                      PIVOTAL CORPORATION, a Washington
                                      corporation

                                      By: /s/ NORMAN B. FRANCIS
                                         ---------------------------------------
                                          Norman B. Francis
                                          President, Chief Executive Officer and
                                          Director

                                 EXHIBIT INDEX


EXHIBIT NO.                           DESCRIPTION
-----------                           -----------
     1.1      Form of Underwriting Agreement*
     3.1      Memorandum and Articles*
     3.2      Form of Memorandum and Articles of the Registrant to be
              effective at closing of this offering*
     4.1      Specimen of Common Share certificate*
     4.2      Registration Rights (included in Exhibit 10.15)*
     5.1      Opinion of Davis & Company
    10.1      Amended and Restated Incentive Stock Option Plan dated as of
              January 28, 1999*
    10.2      Form of Amended and Restated Incentive Stock Option Plan to
              be effective at closing of this offering*
    10.3      Employee Share Purchase Plan*
    10.4      Lease dated as of July 18, 1997 between Sodican (B.C.) Inc.
              and the Registrant for premises located in North Vancouver,
              B.C.*
    10.5      Lease dated as of May 26, 1998 between Novo Esplanade Ltd.
              and the Registrant for premises located in North Vancouver,
              B.C.*
    10.6      Lease(1) dated as of December 14, 1998 between B.C. Rail
              Ltd. and the Registrant for premises located in North
              Vancouver, B.C.*
    10.7      Lease(2) dated as of December 14, 1998, between B.C. Rail
              Ltd. and the Registrant with respect to premises located in
              North Vancouver, B.C.*
    10.8      Lease dated as of December 11, 1998 between Yarrow Bay
              Office III Limited Partnership and the Registrant with
              respect to premises located in Kirkland, Washington*
    10.9      Lease dated as of March 12, 1999 between Erachange Limited and the Registrant for premises located in London, England*
    10.10     Lease dated as of April 19, 1999 between Massachusetts
              Mutual Life Insurance Company and the Registrant for
              premises located in Des Plaines, Illinois*
  **10.11     Letter agreement dated November 21, 1997 between the
              Registrant and Robert A. Runge granting an option to
              purchase 250,000 common shares*
  **10.12     Letter agreement dated November 2, 1997 between the
              Registrant and Glenn S. Hasen granting an option to purchase
              136,000 common shares*
    10.13     Class F Preferred Share Subscription and Purchase Agreement
              dated January 15, 1999, with respect to Class F Preferred
              Shares*
    10.14     Shareholders' Agreement dated January 15, 1999*
    10.15     Investors' Rights Agreement dated January 15, 1999*
    10.16     Form of Share Purchase Agreement with respect to the
              issuance of Class B common shares*
    10.17     Form of Share Purchase Agreement with respect to the
              issuance of common shares in exchange for Class B common
              shares*
    10.18     Form of Lock-up Agreement*
    10.19     Canadian Imperial Bank of Commerce $2,000,000 Committed
              Installment Loan dated March 18, 1998*
    10.20     Canadian Imperial Bank of Commerce $3,000,000 Operating Line
              of Credit dated March 18, 1998*
    10.21     Security Agreement with Canadian Imperial Bank of Commerce dated for reference April 15, 1998*
    10.22     Contract Relative to Special Security under the Bank Act
              between Canadian Imperial Bank of Commerce and the
              Registrant dated April 30, 1998*
    10.23     Canadian Imperial Bank of Commerce Schedule -- Standard
              Credit Terms dated March 18, 1998*
    10.24     Canadian Imperial Bank of Commerce Schedule -- Standard
              Credit Terms dated March 18, 1998*

EXHIBIT NO.                           DESCRIPTION
-----------                           -----------
    10.25     Form of Indemnity Agreement between the Registrant and
              directors and officers of the Registrant*
    21.1      Subsidiaries of the Registrant*
    23.1      Consent of Deloitte & Touche LLP*
    23.2      Consent of KPMG Peat Marwick LLP*
    23.3      Consent of Davis & Company (included in Exhibit 5.1)
    24.1      Powers of Attorney (included on signature page)*


---------------
**   Indicates management contract.

 *   Previously filed.